Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO (804) 287-5694

CADMUS COMMUNICATIONS REPORTS THIRD QUARTER RESULTS

Strong Specialty Packaging Growth Drives Sequential and Year Over Year Improvement

Results Include Federal Tax Benefit Of $5.0 Million

Company Comments on Additional Benefits and Timing of Cash Flows

RICHMOND, VA (April 28, 2005) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) today announced net sales of $113.2 million for the third quarter of its fiscal year 2005, essentially flat with $113.6 million in last year’s third quarter. Operating income was $8.9 million and net income was $7.1 million, or $0.77 per share, for the third quarter of fiscal 2005, compared to operating income of $9.1 million and net income of $3.5 million, or $0.38 per share, in the third quarter of fiscal 2004.

Included in the results for the third quarter of fiscal 2005 are (i) a federal tax benefit of approximately $5.0 million, or $0.54 per share1, as more fully described below, (ii) a loss from discontinued operations of approximately $1.5 million, or $0.16 per share, for certain lease guaranty and other costs relating to a former subsidiary,2 and (iii) $0.3 million of restructuring and other charges related to expenses incurred in connection with the tax item mentioned above. Excluding these items, operating income was $9.2 million for the third quarter of fiscal 2005, flat with the prior year, and income from continuing operations was $3.8 million, or $0.41 per share, compared to $3.6 million, or $0.39 per share, in the third quarter of fiscal 2004, adjusted as described below.3

Operating highlights for the third quarter3 were as follows:

•	Net sales in both business segments and on a consolidated basis improved sequentially over the fiscal second quarter (Publisher Services up 3%, Specialty Packaging up 6%, and consolidated net sales up 4%);

•	Consolidated net sales were essentially flat compared to last year’s third quarter, as continued double-digit growth in the Specialty Packaging segment was offset by lower sales in the Publisher Services segment and lower revenues from freight and postage, which are pass through costs for Cadmus;

[1]	Included in income tax benefit (expense) on the Condensed Consolidated Statements of Income for the third quarter of fiscal 2005 is a net tax benefit of approximately $5.0 million, or $0.54 per share.
[2]	In 2002, the Company divested its Atlanta-based Creative Marketing division and, in connection therewith, entered into certain lease guaranty and other agreements. The purchaser/tenant under the lease has filed for bankruptcy and has defaulted on its lease obligations. The Company has recorded an estimate of its potential obligations under the guaranty and other costs, but is pursuing several options to minimize the ultimate financial impact associated with this event.
[3]	Refer to the portion of this release entitled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release.

•	Specialty Packaging net sales increased 32% to $21.6 million and operating margins expanded to 12.3% from 10.4% last year;

•	Consolidated operating margins, as adjusted, held steady at 8.1% of net sales compared to the prior year[4];

•	EBITDA rose to $14.2 million from $14.1 million and EBITDA margins rose to 12.5% from 12.4% last year; and

•	Total debt decreased by $6.0 million (excluding the fair market value of interest rate swap agreements) and our total debt to EBITDA ratio[5] on a trailing 12-month basis declined to approximately 2.9 to 1.0, which will result in a lower spread on interest rates under the Company’s senior bank credit facility.

Bruce V. Thomas, president and chief executive officer, remarked, “I am pleased with the progress we made this quarter. Clearly, the highlight was the strong growth and impressive margin expansion that we achieved in our Specialty Packaging segment. However, we are also pleased that we achieved sequential improvement in both sales and operating income in our Publisher Services segment and on a consolidated basis, despite incurring over $0.5 million in severance and certain one-time costs relating to our profit improvement initiatives. In addition, we reduced our debt significantly, even after giving effect to higher capital spending and our stock repurchase program, and further improved our total debt to EBITDA ratio. Even as we work to regain the kind of top-line momentum that we would like, we are gratified that we can deliver this sort of solid financial performance.”

Continuing, Mr. Thomas stated, “As I said last quarter, our plan for this year was to build on the momentum that we have had in our Specialty Packaging business and, in our Publisher Services business, to invest in, create capacity for, and capitalize upon growth opportunities available to us in the educational and other professional publishing markets. We have clearly sustained momentum in our Specialty Packaging business. In our Publisher Services business, we are making steady progress. We have successfully entered the educational market – both on the print and the content side – and our business in this market is growing. In addition, we have continued to both acquire and create new technology-related products that are driving growth and giving us access to new publishing markets. These changes and investments, we are increasingly confident, will permit us to not only grow our business, but also to expand our mission to serve education, science, and health.”

Paul K. Suijk, senior vice president and chief financial officer, noted, “We are pleased with our cash flow and debt reduction of $6.0 million for the quarter, bringing our total reduction to $12.3 million for the year. Our capital spending was up from the prior year period as we continue to invest to support our growth initiatives. Also during the quarter, we repurchased approximately 63,000 shares of our common stock under our previously announced stock repurchase program, which resulted in a net cash outflow of approximately $0.3 million for the quarter. Importantly, this performance permitted us to reduce our total debt to EBITDA ratio5 to approximately 2.9 to 1.0, securing for us a lower spread on interest rates under our senior bank credit facility.”

Commenting on the federal income tax benefit recorded in the quarter, Mr. Suijk said, “During the third quarter, Cadmus executed a transaction related to one of its subsidiaries, Mack Printing Company. As a result of executing this transaction, Cadmus is entitled to a tax benefit. We recognized a net tax benefit of approximately $5.0 million on the income statement in the third quarter, based on applying certain assumptions to the range of possible outcomes in accordance with accounting requirements. The actual benefit realized, however, could be substantially larger, up to $37 million. The tax benefit ultimately received, which is anticipated to occur over the next 18 to 24 months, will also be a cash benefit to the Company.”

[4]	During the quarter, the Company incurred approximately $0.5 million of severance and other costs associated with cost improvement initiatives relating to shared services, content-related capacity rationalization, and paper procurement.
[5]	Total debt/EBITDA is a measure used internally to measure our on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities. This ratio is computed as our total debt divided by EBITDA for the twelve-months ended March 31, 2005, all as defined in our senior bank credit facility.

Third Quarter and Year-to-Date Operating Results Review

Net sales for the third quarter totaled $113.2 million compared with $113.6 million last year, a decrease of less than 1%. Specialty Packaging segment net sales were $21.6 million, an increase of 32% from $16.4 million last year. Publisher Services segment net sales were $91.6 million, a decrease of 6% from $97.3 million last year, as a result of (i) lower freight and postage (which are pass through costs for the Company), (ii) continued pricing pressures in certain markets, and (iii) management’s plan to manage capacity, improve business mix, and generally drive for higher margins in the special interest magazine plants.

Operating income for the quarter was $9.2 million or 8.1% of net sales in the third quarter, compared to $9.2 million, or 8.1% of net sales last year, adjusted as described below.6 Specialty Packaging operating income rose 56% as the business continued to benefit from higher overall volume, improved business mix, and efficiencies derived from new and more efficient technology and work flows. Publisher Services operating income declined 13% to $8.8 million and operating income margins declined to 9.6% from 10.4% last year due to (i) severance and related costs incurred in connection with content-related capacity rationalization, (ii) costs incurred to support our educational and emerging solutions initiatives, and (iii) continued pricing pressures in certain markets.

Income from continuing operations for the third quarter totaled $3.8 million, or $0.41 per share, compared to $3.6 million, or $0.39 per share, in last year’s third quarter, adjusted as described below.7

Cash generated from operations resulted in a decrease in total debt of $6.0 million for the quarter, excluding the fair market value of interest rate swap agreements. The Company repurchased approximately 63,000 shares of its common stock during the third quarter under our previously announced stock repurchase program, which resulted in a net cash outflow of approximately $0.3 million for the quarter.

Net sales for the first nine months of fiscal 2005 totaled $325.3 million compared with $335.8 million last year, a decrease of 3%. Specialty Packaging segment net sales were $58.4 million, an increase of 19% from $49.0 million last year. Publisher Services segment net sales were $266.9 million, down 7% from $286.9 million last year. For the nine months ended March 31, 2005, operating income was $26.0 million, or 8.0% of net sales, compared to $25.2 million, or 7.5% of net sales last year, adjusted as described below.8 The results for the first nine months of fiscal 2005 include a $1.0 million, or $0.07 per share net of taxes, insurance recovery related to a previously disclosed employee fraud in the Publisher Services segment recorded in the first quarter. Adjusted for this recovery, operating income was $25.0 million, or 7.7% of net sales. For the first nine months, Specialty Packaging operating income rose 90% as the business continued to benefit from higher overall volume, improved business mix, and efficiencies derived from new and more efficient technology and work flows. Publisher Services operating income declined 6% to $27.0 million and operating margins rose to 10.1% from 10.0% last year. Adjusted for the insurance recovery, operating income for the Publisher Services segment declined 9% and operating margins declined to 9.7% from 10.0% last year.9

[6]	On a GAAP basis, operating income of $8.9 million was 7.8% of net sales for the third quarter of fiscal 2005 and operating income of $9.1 million was 8.0% of net sales for the third quarter of fiscal 2004.
[7]	On a GAAP basis, income from continuing operations was $8.6 million, or $0.93 per share, for the third quarter of fiscal 2005 and income from continuing operations was $3.5 million, or $0.38 per share, for the third quarter of fiscal 2004.
[8]	On a GAAP basis, operating income of $25.7 million was 7.9% of net sales for the nine months ended March 31, 2005 and operating income of $25.0 million was 7.4% of net sales for the nine months ended March 31, 2004.
[9]	For the first nine months of fiscal 2005, Publisher Services segment operating income was $27.0 million, or 10.1% of segment net sales of $266.9 million. Adjusted for the $1.0 million insurance recovery, operating income was $26.0 million, or 9.7% of segment net sales. For the first nine months of fiscal 2004, Publisher Services segment operating income was $28.6 million, or 10.0% of segment net sales of $286.9 million.

Income from continuing operations for the nine months ended March 31, 2005 totaled $10.4 million, or $1.12 per share, compared to $8.9 million, or $0.96 per share, last year, adjusted as described below.10 Adjusted for the insurance recovery, income from continuing operations on a comparable basis was $9.8 million, or $1.05 per share for the nine months ended March 31, 2005.

Cash generated from operations resulted in a decrease in total debt of $12.3 million for the nine months ended March 31, 2005, excluding the fair market value of interest rate swap agreements. The Company has repurchased approximately 215,000 shares of its common stock during the first nine months of fiscal 2005 under our previously announced stock repurchase program, which resulted in a net cash outflow of approximately $1.0 million for the first nine months of fiscal 2005.

Outlook for Fiscal 2005

Commenting on the Company’s outlook for the balance of fiscal 2005, Mr. Thomas stated, “Obviously, the tax benefit that we have recorded represents a significant and positive change to our outlook for fiscal 2005. On a pure operating basis, we expect to continue to show steady progress. In our Specialty Packaging business, we expect continued momentum, although perhaps not quite at the pace we saw this quarter. In our Publisher Services segment, we remain focused on both cost reduction (with our paper and capacity rationalization projects) and our revenue-related (global content and print and educational market) initiatives, and we are making good progress on both. We continue to expect that consolidated revenues for fiscal 2005 will be down slightly from fiscal 2004. However, we remain optimistic that operating margins will expand, as we expect to see a decline in severance and certain one-time costs in our fiscal fourth quarter. These results should permit us to continue our year-long trend of year over year improvement in earnings per share.”

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this release the following non-GAAP financial measures: (1) “operating income” and “operating income margin” adjusted to exclude restructuring and other charges of $0.3 million for the three and nine months ended March 31, 2005, and $0.1 million and $0.2 million for the three and nine months ended March 31, 2004, respectively, (2) “income from continuing operations” adjusted in the same manner and for the same items as operating income and to exclude the $5.0 million tax benefit from the Mack transaction for the three and nine months ended March 31, 2005, (3) “earnings per share” adjusted in the same manner and for the same items as income from continuing operations and to exclude the loss from discontinued operations of $1.5 million for the three and nine months ended March 31, 2005, and (4) “EBITDA” and “EBITDA margin” as a percent of net sales with EBITDA being defined by the Company as earnings before interest, taxes, depreciation, amortization and securitization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, debt refinancing expenses, and the impact of restructuring and other charges from the computation of EBITDA. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures table attached).

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure, (2) the exclusion of the impact of the tax benefit resulting from the Mack transaction permits comparisons of business operations without the impact of certain tax items, (3) the exclusion of the impact of discontinued operations permits comparisons for continuing business operations, and (4) EBITDA and EBITDA margin as a percent of net sales are useful measures of operating performance before the impact of investing and financing transactions, providing meaningful comparisons between companies’ earnings power and consistent period-over-period comparisons of the Company’s performance. In

[10]	On a GAAP basis, income from continuing operations was $15.3 million, or $1.63 per share, for the nine months ended March 31, 2005 and income from continuing operations was $8.7 million, or $0.94 per share, for the nine months ended March 31, 2004.

addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

“Cadmus…Serving Education, Science, Health.”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) our ability to grow revenue and market share in the educational market, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to continue to negotiate new labor contracts at our U.S.-based manufacturing facilities, (10) our ability to operate effectively in markets outside of North America, and (11) our ability to realize the tax benefits associated with certain transactions. Other risk factors are detailed from time to time in our other Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Net sales	$113,234	$113,619	$325,292	$335,847

Cost of sales	93,309	92,322	267,210	274,577
Selling and administrative expenses	10,721	12,105	33,050	36,089
Restructuring and other charges	321	120	321	221
Other Income	—	—	(1,000)	—

	104,351	104,547	299,581	310,887

Operating income	8,883	9,072	25,711	24,960

Interest and other expenses:
Interest	3,239	3,649	9,616	10,700
Securitization costs	—	41	—	296
Other, net	68	142	65	293

	3,307	3,832	9,681	11,289

Income from continuing operations before income taxes	5,576	5,240	16,030	13,671

Income tax benefit (expense)	3,036	(1,704)	(768)	(4,965)

Income from continuing operations	8,612	3,536	15,262	8,706

Loss from discontinued operations, net of tax	1,478	—	1,478	—

Net income	$7,134	$3,536	$13,784	$8,706

Earnings per share, assuming dilution:
Income from continuing operations	$0.93	$0.38	$1.63	$0.94

Loss from discontinued operations	(0.16)	—	(0.16)	—

Net income	$0.77	$0.38	$1.47	$0.94

Weighted-average common shares outstanding	9,306	9,289	9,348	9,210

Cash dividends per common share	$0.0625	$0.0500	$0.1875	$0.1500

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2005 (Unaudited)	June 30, 2004
Assets:
Cash and cash equivalents	$1,207	$1,899
Accounts receivable, net	58,750	52,687
Inventories	24,706	21,510
Other current assets	10,707	7,806
Property plant and equipment, net	97,027	103,103
Other assets, net	131,861	128,745

Total assets	$324,258	$315,750

Liabilities and shareholders’ equity:
Accounts payable	$34,113	$30,631
Accrued expenses and other current liabilities	27,367	23,090

Total current liabilities	61,480	53,721

Total debt:
Senior bank credit facility (matures 1/28/08)	30,500	42,800
Senior subordinated notes (matures 6/15/14)	125,000	125,000

Subtotal debt before swap agreements	155,500	167,800
Fair market value of interest rate swap agreements	142	(239)

Total long-term debt	155,642	167,561

Other long-term liabilities	44,445	43,207
Shareholders’ equity	62,691	51,261

Total liabilities and shareholders’ equity	$324,258	$315,750

Certain previously reported amounts have been reclassified to conform to the current year presentation.

SEGMENT INFORMATION

(in thousands, unaudited)

	Three Months Ended March 31		Nine Months Ended March 31
	2005	2004	2005	2004
Net sales:
Publisher Services	$91,614	$97,266	$266,891	$286,895
Specialty Packaging	21,620	16,353	58,401	48,952

Total net sales	$113,234	$113,619	$325,292	$335,847

Operating income:
Publisher Services	$8,793	$10,115	$26,951	$28,561
Specialty Packaging	2,650	1,700	5,789	3,049
Unallocated/other	(2,239)	(2,623)	(6,708)	(6,405)
Loss on sale of fixed assets	—	—	—	(24)

Restructuring and other charges	(321)	(120)	(321)	(221)

Total operating income	$8,883	$9,072	$25,711	$24,960

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended March 31,				Nine Months Ended March 31,
	2005		2004		2005		2004
Capital expenditures	$3,189		$1,856		$8,516		$9,996

Operating income, as reported	$8,883	7.8%	$9,072	8.0%	$25,711	7.9%	$24,960	7.4%
Restructuring and other charges (A)	321	0.3	120	0.1	321	0.1	221	0.1

Operating income, as adjusted	$9,204	8.1%	$9,192	8.1%	$26,032	8.0%	$25,181	7.5%

Income from continuing operations, as reported	$8,612	7.6%	$3,536	3.1%	$15,262	4.7%	$8,706	2.6%
Income tax (benefit) expense	(3,036)	(2.7)	1,704	1.5	768	0.2	4,965	1.5

Income from continuing operations before taxes, as reported	5,576	4.9	5,240	4.6	16,030	4.9	13,671	4.1
Restructuring and other charges (A)	321	0.3	120	0.1	321	0.1	221	0.1

Income from continuing operations before income taxes, as adjusted	5,897	5.2	5,360	4.7	16,351	5.0	13,892	4.2
Income tax benefit (expense)	2,920	2.6	(1,744)	(1.5)	(884)	(0.3)	(5,040)	(1.6)
Mack transaction benefit (B)	(5,018)	(4.4)	—	—	(5,018)	(1.5)	—	—

Income from continuing operations, as adjusted	$3,799	3.4%	$3,616	3.2%	$10,449	3.2%	$8,852	2.6%

Earnings per share, assuming dilution:
Net income, as reported	$0.77		$0.38		$1.47		$0.94
Discontinued operations, net of tax	0.16		—		0.16		—
Restructuring and other charges, net of tax (A)	0.02		0.01		0.02		0.02
Mack transaction benefit (B)	(0.54)		—		(0.53)		—

Earnings per share, assuming dilution, as adjusted	$0.41		$0.39		$1.12		$0.96

Net income, as reported	$7,134	6.3%	$3,536	3.1%	$13,784	4.2%	$8,706	2.6%
Discontinued operations	1,478	1.3	—	—	1,478	0.5	—	—
Income tax (benefit) expense	(3,036)	(2.7)	1,704	1.5	768	0.2	4,965	1.5
Interest	3,239	2.9	3,649	3.2	9,616	3.0	10,700	3.2
Securitization cost	—	—	41	—	—	—	296	0.1
Depreciation	4,885	4.3	4,857	4.3	14,369	4.4	14,446	4.3
Amortization	168	0.1	163	0.2	495	0.2	490	0.1
Restructuring and other charges (A)	321	0.3	120	0.1	321	0.1	221	0.1

EBITDA	$14,189	12.5%	$14,070	12.4%	$40,831	12.6%	$39,824	11.9%

Margin percentages reflect percentage of net sales.

(A)	Restructuring and other charges were $0.2 million, net of tax, for the three and nine months ended March 31, 2005, and $0.1 million, net of tax, for the three and nine months ended March 31, 2004.
(B)	The Mack transaction resulted in a tax benefit of $5.0 million for the three and nine months ended March 31, 2005.